August 11, 2021

Largo Resources Inc.
55 University Avenue
Suite 1105
Toronto, Ontario M5J 2H7

Ladies and Gentlemen:

Re:  Largo Resources Inc. - Registration Statement on Form S-8

We are Canadian counsel to Largo Resources Inc. (the "Corporation"), a company existing under the Business Corporations Act (Ontario), in connection with the preparation and filing with the United States Securities and Exchange Commission of a registration statement (the "Registration Statement") on Form S-8 under the United States Securities Act of 1933, as amended (the "Act") with respect to an aggregate of 6,466,353 common shares of the Corporation (the "Common Shares") issuable under (i) the Corporation's stock option plan (the "Old Plan") approved by the Corporation's shareholders on June 28, 2017, and (ii) the Corporation's Amended and Restated Share Compensation (the "New Plan") approved by the shareholders of the Corporation on June 8, 2020.

For the purposes of the opinions expressed below, we have considered such questions of law, made such investigations, and examined originals or copies, certified or otherwise identified to our satisfaction, of the certificates of public officials and other certificates, documents and records, that we considered necessary or relevant.

We have relied exclusively upon the documents and records we examined with respect to the accuracy of the factual matters contained in them and we have not performed any independent investigation or verification of those factual matters. We have assumed those factual matters were accurate on the date given and continue to be accurate as of the date of this opinion letter.

For the purposes of the opinions expressed below, we have assumed, without independent investigation or inquiry, that, with respect to all documents examined by us, all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to the authentic original documents.

The opinions expressed in this opinion letter are limited to the laws of the province of Ontario and the federal laws of Canada applicable in that province.

Based upon and subject to the foregoing and to the qualifications set forth in this opinion letter we are of the opinion that:

(a) the Corporation has taken all necessary corporate action to authorize the issue of the Common Shares;

(b) upon the due and proper exercise of options granted under the Old Plan and the New Plan (including payment of the exercise price for the Common Shares), the Common Shares issuable upon the exercise of such options will be issued as fully paid and non-assessable Common Shares; and

(c) upon the due and proper settlement of vested restricted share units granted under the New Plan in accordance with the terms of the New Plan, the Common Shares issuable upon the vesting of such restricted share units will be issued as fully paid and non-assessable Common Shares.

Gowling WLG (Canada) LLP Suite 1600, 1 First Canadian Place 100 King Street West Toronto ON M5X 1G5 Canada	T +1 416 862 7525 F +1 416 862 7661 gowlingwlg.com	Gowling WLG (Canada) LLP is a member of Gowling WLG, an international law firm which consists of independent and autonomous entities providing services around the world. Our structure is explained in more detail at gowlingwlg.com/legal.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Act as amended, or within the category of persons whose consent is required by Section 7 of the Act.

The opinions set out in this opinion letter speak only as of the date of this opinion, and by giving them we do not undertake to advise the addressee or otherwise update or supplement this opinion letter to reflect any facts or circumstances or any changes in laws which may occur after the date of this opinion, or consider the applicability or correctness of this opinion to any person other than the addressee.

This opinion is delivered exclusively for use in connection with the filing by the Corporation of the Registration Statement, and is not to be used or relied upon for any other reason without our prior written consent.

Yours truly,
/s/ Gowling WLG (Canada) LLP